Corporate Headquarters
One Centennial Avenue
P.O. Box 6820
Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

AMERICAN STANDARD DELIVERS STRONG FOURTH-QUARTER,
FULL-YEAR OPERATIONAL PERFORMANCE

Company takes non-cash asbestos-related charge, initiates quarterly dividend and increases share repurchase program

     Piscataway, N.J.– Feb. 1, 2005 – American Standard Companies Inc. (NYSE: ASD) today announced record fourth-quarter and full-year revenues, as well as record net income and earnings per diluted share before a non-cash charge covering estimated payments for pending and future asbestos-related claims. Revenues for the quarter were $2.352 billion, up 11 percent from $2.118 billion a year ago.

     Earnings for the quarter were 46 cents per diluted share, up 21 percent from 38 cents a year ago (adjusted for the May 28, 2004, three-for-one stock split), and net income rose to $100.9 million from $85.6 million, excluding the asbestos-related charge, operational consolidation expenses and tax items. The company had estimated earnings per diluted share of 40-44 cents for the quarter. In accordance with Generally Accepted Accounting Principles (GAAP), the company reported a net loss of $86.9 million and a net loss per share of 41 cents in the quarter, including a non-cash after-tax charge of $188 million or 85 cents per diluted share to reflect an additional estimated asbestos liability, operational consolidation expenses of $18.3 million after tax or 8 cents per diluted share, and a benefit from tax items of $18.5 million or 8 cents per diluted share.

     In addition, American Standard’s board of directors initiated a dividend of 15 cents per share of common stock and authorized up to $400 million for repurchase of common stock.

     “2004 was another successful year for American Standard, and we finished with a strong fourth quarter,” said Fred Poses, chairman and chief executive officer. “All our businesses contributed to healthy sales gains. Our higher sales growth drove our increased earnings from operations, overcoming continued pressure from commodity cost escalations, which we partially offset with price increases.

     “For the first time in four years, we ended the year with a larger backlog of orders for commercial air conditioning equipment than we did the year before,” said Poses. “With this improvement in the largest part of our business and continued strength in the rest of our business, we’re well-positioned for another year of strong performance in 2005.”

FULL-YEAR RESULTS

     Revenues for the year were $9.509 billion, up 11 percent from $8.568 billion a year ago. Earnings for the full year were $2.24 per diluted share, up 22 percent from $1.84 a year ago (adjusted for the three-for-one stock split), and full-year net income rose to $494.2 million from $405.9 million, excluding the asbestos-related charge and adjusting for operational consolidation expenses and tax items. American Standard previously had estimated earnings per diluted share of $2.21-$2.25 for the year. In accordance with GAAP, the company reported net income of $313.4 million and earnings per diluted share of $1.42, including the asbestos-related charge, operational consolidation expenses and tax items.

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     For the year, the company generated a record $737.6 million in net cash provided by operating activities, and a record $504.5 million in free cash flow. The company had previously estimated more than $720 million in net cash provided by operating activities and more than $500 million in free cash flow. The company reduced its debt to $1.51 billion.

2005 GUIDANCE

     “For 2005, we expect sales growth of about 6-7 percent and earnings of $2.60-$2.75 per diluted share,” said Poses. That estimate represents an increase of 16-23 percent excluding the fourth-quarter asbestos-related charge, operational consolidation expenses and tax items, and 83-94 percent on a reported basis. The estimate reflects a 30 percent tax rate, compared with 31 percent in 2004 and 2003. Stock option expensing is not included in the 2005 earnings estimate. The company estimates that stock option expensing would amount to 8-9 cents per diluted share.

     “We expect to generate more than $890 million in net cash provided by operating activities and more than $550 million in free cash flow, up from our record 2004 results. With debt at an appropriate level for our company, we’ll use our cash to pay the dividend and increase our stock buyback,” said Poses.

     “For the first quarter, sales should be up 6-8 percent and earnings in the range of 44-47 cents per diluted share, up 16-24 percent,” he said.

ACCOUNTING FOR PENDING AND FUTURE ASBESTOS CLAIMS

     In the fourth quarter American Standard recorded a non-cash after-tax charge of $188 million to reflect an additional estimated liability, net of expected insurance recoveries, for estimated payments to pending and future claimants over the next 50 years. Previously, the company lacked sufficient history to estimate unasserted future asbestos-related claims and payments, and, as a result, recorded liabilities for asbestos-related claims only when they were filed. Because of accumulated experience, the company has determined that it can now reasonably estimate a total liability, including unasserted future claims. The company used an external consultant to assist in estimating the number and future value of claims that may be filed against the company as well as in determining the length of time until all potential asbestos claims are resolved.

     “There is no fundamental change in our asbestos position,” said Poses. “Now that we can reasonably estimate our asbestos liability for potential future claims, this is the appropriate time to account for them. We’ve projected our liability for the full period in which we expect claims to be asserted and resolved, and we believe that asbestos-related claim payments will not have a material impact on our liquidity or financial condition.”

DIVIDEND ANNOUNCEMENT AND STOCK REPURCHASE PROGRAM

     The board of directors initiated a quarterly dividend of 15 cents per share of common stock. The dividend will be paid on March 25, 2005, to shareholders of record on February 28, 2005.

     “This dividend is the result of our successful five-year plan to improve our overall business performance, strengthen our balance sheet, reduce our debt and enhance our cash flow,” said Poses. “Since the end of 1999, we have reduced our debt from $2.6 billion to $1.51 billion and have achieved investment-grade credit ratings.”

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     The board of directors also authorized up to $400 million for repurchase of common stock. The company plans to purchase, from time to time, depending on market conditions and other factors, shares in the open market or through privately negotiated transactions during the next 12 months at prevailing market prices. As of January 26, the company had nearly 215 million shares outstanding.

     “We are pleased to provide these cash returns to our shareowners,” said Poses. “With our dividend and planned increased share repurchase program, we’ll be delivering nearly all our growing free cash flow to our shareowners in 2005.”

FINANCIAL TABLES

     To facilitate understanding of fourth-quarter and full-year results, several tables follow this news release. The fourth-quarter and full-year results that exclude the non-cash asbestos-related charge, operational consolidation expenses, tax items and foreign exchange are non-GAAP measures. Free cash flow, another measure used, is also non-GAAP. Management believes that these measures, discussed above and in the tables, are helpful in assessing the overall performance of the business. Some of the items are used, in part, to determine incentive compensation for current employees. These measures should be considered in addition to, not as a substitute for, GAAP measures.

FOURTH-QUARTER BUSINESS HIGHLIGHTS

     AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.291 billion, up 9 percent over fourth quarter last year. Growth in residential systems, international commercial equipment and after-market led the sales increase. Segment income was $88.5 million, down 5 percent. Benefits from improved volume, price, mix and productivity initiatives offset the effect of labor cost escalations and investments in the business and helped absorb much of the impact of commodity metal prices, which cost $32 million more than fourth quarter a year ago. Operating margin was 6.9 percent, down 0.9 percentage points from the prior year.

     Large air conditioning contracts signed during the quarter included ones for Citigroup in Dallas, Texas; Darden Restaurants; East Malaysia state government; Fairfax County (Virginia) government; McCormick Place in Chicago, Illinois; University of Oklahoma Health Sciences Center; Sandia National Labs; Triad Hospital in Arkansas; Tung Chung train station in Hong Kong; TV Bandeirantes in Brazil and Victoria Point Shopping Centre in Brisbane, Australia. In addition, the company added three American Standard distributors in Toronto, Canada; Pueblo, Colorado and upstate New York. It also won the Sustainable Buildings Industry Council Best Practice Award for Trane’s patented cooling tower system.

     BATH AND KITCHEN sales increased 7 percent to $604.2 million primarily due to foreign exchange and increased sales in the U.S. and Asia. Segment income was $41.1 million, up 59 percent compared with last year. Segment income benefited primarily from operational consolidations as well as improved price and volume. Operating margin was 6.8 percent, up 2.2 percentage points from the prior year. Excluding fourth-quarter operational consolidation expenses of $15 million, segment income was $56.1 million, and operating margin was 9.3 percent.

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     In North America, Bath and Kitchen’s successful rollout of the Champion® toilet continued in the fourth quarter, enhanced by the launch of a new one-piece model and four new styled two-piece models. Already the winner of various “hot product” designations, Champion received the “2005 Woman’s Day Special Kitchen and Bath Award” for technical innovation and design. Around the world, Bath and Kitchen launched a number of product lines, including supershowers in Italy, faucets in Germany and a new line of tubs in China. Bath and Kitchen also won a number of commercial installations, including ones for Athens (Greece) Concert Hall; Havana, a Latin-themed hotel and residential apartment project in China; the German Ministry of Languages in Bonn and Hopson Holding, a leading property developer in China.

     VEHICLE CONTROL SYSTEMS fourth-quarter sales were $457.1 million, up 25 percent over fourth quarter last year because of foreign exchange, higher truck builds, increased content per vehicle and continued global sales penetration. Segment income was $62.1 million, up 57 percent from last year’s strong fourth quarter. Segment income benefited primarily from operational consolidations, and the combination of higher volume and productivity savings more than offset the effects of typical pricing reductions, cost escalations and mix. Operating margin was 13.6 percent, up 2.8 percentage points.

     During the quarter, Audi launched production of its A6 passenger car with WABCO’s adaptive air suspension and chassis control, and Mercedes-Benz included WABCO’s compressor in the air suspension system on its new CLS-class automobile. WABCO’s North American joint venture, MeritorWABCO, reached an industry milestone for sales of its “Easy-Stop” trailer anti-lock braking systems (ABS), with more than 1.5 million units sold in the past 10 years to trailer manufacturers, fleet owners and operators, making the system the most widely specified trailer ABS system in the commercial vehicle industry. As part of its after-market expansion, WABCO added 65 new service centers, a 20 percent increase in centers over the past year.

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PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and Chief Financial Officer Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 9:30 a.m. EST today. Related financial charts, reconciliation between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available under the heading, “American Standard’s Fourth-quarter 2004 Results” on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for one year. If you’re unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (913) 981-4900. Please call five to 10 minutes before the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from 11:30 a.m. EST today until 11:59 p.m. EST on Feb. 8. For the replay, please dial (719) 457-0820. The replay access code is 433904.

Comments in this news release, particularly under the heading “Earnings Guidance,” contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. Actual results may differ materially from these expectations as a result of many factors including (i) pricing changes to materials used to produce its products and the ability to offset those changes through price increases; (ii) changes in U.S. or international economic conditions, such as inflation and interest rate and exchange rate fluctuations; and (iii) the actual level of construction activity in the company’s end-markets. Additional factors that could cause actual results to differ materially from expectations are set forth in the company’s 2003 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements. Management uses free cash flow to measure the company’s operating performance and analyzes year-over-year changes in operating results with and without the effect of operational consolidation expenses and certain tax items and believes shareowners do the same. Management also believes that shareholders will do the same concerning the effects of the fourth-quarter asbestos charge. Accordingly, management believes that excluding these effects is helpful in assessing the overall performance of the business. In addition, certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

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American Standard is a $9.5 billion global manufacturer with market leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 60,000 people and has manufacturing operations in 29 countries. American Standard is included in the S&P 500.

For more information, reporters may contact:
Lisa Glover, (732) 980-6048, lglover@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact:
Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com, or Todd Gleason, (732) 980-6399, tgleason@americanstandard.com

Additional information is available at http://www.americanstandard.com. U.S. callers can listen to the latest news release and other corporate information by dialing (888) ASD-NEWS.

Copyright © 2005 American Standard Inc.

American Standard Companies Inc.
Consolidated Statement of Operations
(Unaudited)

In millions	Three Months Ended Dec 31,
except per share data
	2004	2003
Sales
Air Conditioning Systems and Services	$1,291.1	$1,185.4
Bath & Kitchen	604.2	566.4
Vehicle Control Systems	457.1	365.9

Total	$2,352.4	$2,117.7

Segment income
Air Conditioning Systems and Services	$88.5	$92.8
Bath & Kitchen	41.1	25.8
Vehicle Control Systems	62.1	39.5

Total	191.7	158.1
Equity in net income of unconsolidated joint ventures	6.3	7.4

	198.0	165.5
Interest expense	28.4	28.1
Asbestos indemnity expenses	307.0	2.0
Corporate and other expenses	50.1	50.3

Income (loss) before income taxes	(187.5)	85.1
Income taxes	(100.6)	0.2

Net income (loss)	$(86.9)	$84.9

Net income (loss) per common share:

Basic	$(0.41)	$0.39

Diluted	$(0.41)	$0.38

Average outstanding common shares:
Basic	214.5	218.1
Diluted *	214.5	223.5

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share Adjusted for an Asbestos Charge, Operational Consolidation Expenses, and Tax Items.

	2004	2003
Net income (loss)	$(86.9)	$84.9
Adjustments: Q4 2004 asbestos charge, net of tax	188.0	—
Operational consolidation expenses, net of tax	18.3	26.8
Tax items	(18.5)	(26.1)

Adjusted net income (loss)	$100.9	$85.6

Adjusted net income (loss) per diluted common share	$0.46	$0.38

Average outstanding common shares:
Diluted	220.2	223.5

*	Q4 2004 is a net loss, therefore, diluted average outstanding common shares equal basic average outstanding common shares, in accordance with Generally Accepted Accounting Principles. The impact on Q4 2004 adjusted net income per diluted common share is $0.02.

American Standard Companies Inc.
Consolidated Statement of Operations
(Unaudited)

In millions	Twelve Months Ended Dec 31,
except per share data
	2004	2003
Sales
Air Conditioning Systems and Services	$5,345.5	$4,974.6
Bath & Kitchen	2,439.5	2,234.8
Vehicle Control Systems	1,723.8	1,358.2

Total	$9,508.8	$8,567.6

Segment income
Air Conditioning Systems and Services	$556.1	$521.6
Bath & Kitchen	196.9	139.5
Vehicle Control Systems	231.3	176.6

Total	984.3	837.7
Equity in net income of unconsolidated joint ventures	28.2	25.9

	1,012.5	863.6
Interest expense	114.9	117.0
Asbestos indemnity expenses	320.2	10.0
Corporate and other expenses	214.5	187.4

Income before income taxes	362.9	549.2
Income taxes	49.5	144.0

Net income	$313.4	$405.2

Net income per common share:

Basic	$1.46	$1.87

Diluted	$1.42	$1.83

Average outstanding common shares:
Basic	214.8	216.9
Diluted	220.6	221.1

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share Adjusted for an Asbestos Charge, Operational Consolidation Expenses, and Tax Items.

	2004	2003
Net income	$313.4	$405.2
Adjustments: Q4 2004 asbestos charge, net of tax	188.0	—
Operational consolidation expenses, net of tax	32.0	26.8
Tax items	(39.2)	(26.1)

Adjusted net income	$494.2	$405.9

Adjusted net income per diluted common share	$2.24	$1.84

American Standard Companies Inc.
Data Supplement Sheet

This Data Supplement Sheet includes information on backlog and information excluding the effect of foreign exchange translation on operating results. Additionally, operational consolidation expenses have been noted below. Approximately half of the Company’s business is outside the U.S., therefore changes in exchange rates can have a significant impact on results when reported in U.S. Dollars. Management consistently analyzes sales, segment income and segment operating margins with and without the effects of foreign exchange translation and believes these comparisons help shareholders better understand the effect of foreign exchange translation on our results. Additionally, management analyzes year over year changes to its operating performance with and without operational consolidation expenses. Accordingly, management believes it is useful to present this information to shareholders.

In millions	Three Months Ended Dec 31,				Twelve Months Ended Dec 31,
	Reported	Reported	% Chg vs.	% Chg vs. 2003	Reported	Reported	% Chg vs.	% Chg vs. 2003
	2004 (2)	2003 (3)	2003	Excl. FX (1)	2004 (4)	2003 (5)	2003	Excl. FX (1)

Air Conditioning Systems and Services
Sales	1,291.1	1,185.4	9%	8%	5,345.5	4,974.6	7%	6%
Segment Income	88.5	92.8	-5%	-5%	556.1	521.6	7%	6%
Operating Margin	6.9%	7.8%	-0.9 pts	-0.9 pts	10.4%	10.5%	-0.1 pts	0.0 pts
Backlog					663.4	577.8	15%	13%
Bath & Kitchen
Sales	604.2	566.4	7%	2%	2,439.5	2,234.8	9%	4%
Segment Income	41.1	25.8	59%	51%	196.9	139.5	41%	35%
Operating Margin	6.8%	4.6%	2.2 pts	2.1 pts	8.1%	6.2%	1.9 pts	1.9 pts
Vehicle Control Systems
Sales	457.1	365.9	25%	15%	1,723.8	1,358.2	27%	16%
Segment Income	62.1	39.5	57%	45%	231.3	176.6	31%	20%
Operating Margin	13.6%	10.8%	2.8 pts	2.7 pts	13.4%	13.0%	0.4 pts	0.4 pts
Backlog					853.8	612.0	40%	29%
Total Company
Sales	2,352.4	2,117.7	11%	7%	9,508.8	8,567.6	11%	7%
Segment Income	191.7	158.1	21%	16%	984.3	837.7	18%	14%
Operating Margin	8.1%	7.5%	0.6 pts	0.6 pts	10.4%	9.8%	0.6 pts	0.6 pts

(1)	Excluding the impact of foreign exchange translation

(2)	Segment income includes $26.2 million for operational consolidation expenses, comprised of $7.0 million for Air Conditioning Systems and Services, $15.0 million for Bath & Kitchen, and $4.2 million for Vehicle Control Systems.

(3)	Segment income includes $38.9 million for operational consolidation expenses, comprised of $8.4 million for Air Conditioning Systems and Services, $20.8 million for Bath & Kitchen, and $9.7 million for Vehicle Control Systems.

(4)	Segment income includes $46.1 million for operational consolidation expenses, comprised of $7.7 million for Air Conditioning Systems and Services, $33.0 million for Bath & Kitchen, and $5.4 million for Vehicle Control Systems.

(5)	Segment income includes $38.9 million for operational consolidation expenses, comprised of $8.4 million for Air Conditioning Systems and Services, $20.8 million for Bath & Kitchen, and $9.7 million for Vehicle Control Systems.

American Standard Companies Inc.
Consolidated Balance Sheet
(Unaudited)

(dollars in millions)

	December 31,	December 31,
	2004	2003
Current Assets:
Cash and cash equivalents	$229.5	$111.7
Accounts receivable, less allowance for doubtful accounts	1,154.5	1,022.8
December 2004 - $46.2; Dec. 2003 - $45.3
Inventories:
Finished products	658.0	571.8
Products in process	233.2	181.4
Raw materials	196.0	156.7

	1,087.2	909.9
Other current assets	418.7	446.3

Total Current Assets	2,889.9	2,490.7
Facilities, less accumulated depreciation:	1,616.6	1,515.4
December 2004 - $1,123.7; Dec. 2003 - $963.5
Goodwill, less accumulated amortization:	1,182.0	1,140.4
December 2004 - $432.3; Dec. 2003 - $413.1
Capitalized software, less accumulated amortization:	230.0	239.3
December 2004 - $274.5; Dec. 2003 - $202.6
Debt issuance costs, net of accumulated amortization:	15.4	21.2
December 2004 - $28.2; Dec. 2003 - $22.4
Long-term asbestos indemnity recoveries	365.1	59.5
Other assets	542.8	412.2

Total Assets	$6,841.8	$5,878.7

Current Liabilities:
Loans payable to banks	$76.6	$49.8
Current maturities of long-term debt	2.2	2.5
Accounts payable	887.2	684.3
Accrued payrolls	331.2	294.3
Current portion of warranties	155.1	153.1
Taxes on income	130.5	136.0
Other accrued liabilities	763.9	713.5

Total Current Liabilities	2,346.7	2,033.5
Long-Term Debt	1,429.1	1,626.8
Other Long-Term Liabilities
Reserve for post-retirement benefits	744.1	657.4
Long-term portion of asbestos indemnity liability	683.4	61.5
Long term portion of warranties	242.4	202.9
Deferred taxes on income	94.3	218.5
Other liabilities	371.5	364.3

Total Liabilities	5,911.5	5,164.9
Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized none issued and outstanding	—	—
Common stock $.01 par value, 560,000,000 shares authorized; shares issued: 251,768,741 in 2004; 251,757,582 in 2003; and shares outstanding: 214,947,988 in 2004; 217,914,978 in 2003	2.5	2.5
Capital surplus	794.5	753.7
Unearned compensation	—	(0.7)
Treasury stock	(760.1)	(584.3)
Retained earnings	1,146.6	833.2
Foreign currency translation effects	(102.8)	(204.5)
Deferred gain on hedge contracts, net of tax	9.3	7.1
Minimum pension liability adjustment, net of tax	(159.7)	(93.2)

Total Shareholders’ Equity	930.3	713.8

Total Liabilities & Shareholders’ Equity	$6,841.8	$5,878.7

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used)
By Operating Activities to Free Cash Flow
(Unaudited)

In millions

	Three Months Ended December 31,
	2004	2003
Cash provided by operating activities:
Net Income	$(86.9)	$84.9
Adjustments to reconcile net income to net cash provided by operating activities	361.9	92.4

Net cash provided by operating activities	275.0	177.3
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(112.8)	(84.0)
Proceeds from disposals of property	15.5	17.7

Free cash flow	$177.7	$111.0

Note:	This statement reconciles net cash provided (used) by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance.
Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used)
By Operating Activities to Free Cash Flow
(Unaudited)

In millions

	Twelve Months Ended December 31,
	2004	2003
Cash provided by operating activities:
Net Income	$313.4	$405.2
Adjustments to reconcile net income to net cash provided by operating activities	424.2	246.0

Net cash provided by operating activities	737.6	651.2
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(262.5)	(215.6)
Proceeds from disposals of property	29.4	23.1

Free cash flow	$504.5	$458.7

Note:	This statement reconciles net cash provided (used) by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance.
Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used) By
Operating Activities to Free Cash Flow
(Unaudited)

In millions

	Twelve Months Ended December 31,
	2005 Estimate	2004
Net cash provided by operating activities	$890.0+	$737.6
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(350.0)+	(262.5)
Proceeds from disposals of property	10.0+	29.4

Free cash flow	$550.0+	$504.5

Note:	This statement reconciles net cash provided (used) by operating activities to free cash flow.
Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.